UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2021

ACRES Commercial Realty Corp.

(Exact name of registrant as specified in its charter)

Maryland	1-32733	20-2287134
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

865 Merrick Avenue, Suite 200 S
Westbury, NY		11590
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 516-535-0015

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ACR	New York Stock Exchange
8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock	ACRPrC	New York Stock Exchange
7.875% Series D Cumulative Redeemable Preferred Stock	ACRPrD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On August 16, 2021, ACRES Commercial Realty Corp. (the “Company”) completed its offering of $150,000,000 of its 5.75% senior unsecured notes due 2026 (the “Notes”). The Company issued the Notes pursuant to its Indenture, dated August 16, 2021 (the “Base Indenture”), between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated August 16, 2021, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Indenture provides, among other things, that the Notes will be senior unsecured obligations of the Company. Interest is payable on the Notes on February 15 and August 15 of each year, beginning on February 15, 2022, and the Notes will mature on August 15, 2026.

Prior to May 15, 2026, the Company may at its option redeem the Notes, in whole or in part, at a redemption price equal to the sum of (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) a make-whole premium. On or after May 15, 2026, the Company may at its option redeem the Notes, at any time, in whole or in part, on not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

Subject to certain limitations, in the event of a change of control of the Company, the Company will be required to make an offer to repurchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the purchase date.

The Indenture contains restrictive covenants that, among other things, require the Company to maintain certain financial ratios. The foregoing limitations are subject to exceptions as set forth in the Supplemental Indenture.

The Indenture provides for customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) non-payment of principal or interest, (ii) breach of certain covenants contained in the Indenture or the Notes, (iii) an event of default or acceleration of certain other indebtedness of the Company or a subsidiary in which the Company has invested at least $75 million in capital within the applicable grace period and (iv) certain events of bankruptcy or insolvency. Generally, if an event of default occurs (subject to certain exceptions), the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all of the Notes to be due and payable.

The Base Indenture is filed as Exhibit 4.1 hereto, and is incorporated herein by reference. The Supplemental Indenture is filed as Exhibit 4.2 hereto, and is incorporated herein by reference. The above description of the material terms of the Indenture is not complete and is qualified in its entirety by reference to the Base Indenture and the Supplemental Indenture.

Item 2.03	Creation of a Direct Financial Obligation.

The information relating to the Notes and the Indenture contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
Exhibit No.	Description
4.1	Base Indenture, dated August 16, 2021, between the Company and the Trustee.
4.2	First Supplemental Indenture, dated August 16, 2021, between the Company and the Trustee.
5.1	Opinion of McDermott Will & Emery LLP.
8.1	Opinion of Ledgewood, PC.
23.1	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).
23.2	Consent of Ledgewood, PC (included in Exhibit 8.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACRES COMMERCIAL REALTY CORP.

Date:	August 17, 2021
		By:	/s/ David J. Bryant
David J. Bryant
Chief Financial Officer